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                                                                     EXHIBIT 23


                         Independent Auditors' Consent


The Board of Directors
St. Joe Corporation:



We consent to the incorporation by reference in the registration statement (No. 333-23571) on Form S-8 of St. Joe Corporation of our reports dated March 7, 1997, relating to the consolidated balance sheets of St. Joe Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and related financial statement schedules, which reports appear in the December 31, 1996, annual report on Form 10-K of St. Joe Corporation.


                                                       KPMG Peat Marwick LLP


Jacksonville, Florida
March 27, 1997